Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of Tango Supplies, Inc., a Nevada corporation (a development stage company), and in all subsequent amendments, including post effective amendments, and supplements to the Registration Statement (including the prospectus contained therein) of our report dated June 29, 2011 on our audit of the financial statements of Tango Supplies, Inc., a Nevada Corporation as of March 31, 2011, and the related statements of operations, stockholder’s equity and cash flows for the period from inception on August 27, 2010 through March 31, 2011, and the reference to us under the caption “Experts.”

/s/ M&K CPAS, PLLC

M&K CPAS, PLLC

Houston, Texas
June 29, 2011